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                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Synergy Technologies Corporation

We consent to the use of our report dated March 28, 2002, with respect to the consolidated balance sheet of Synergy Technologies Corporation (and subsidiaries) (a development stage company) as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and for the period from November 7, 1996 (inception) to December 31, 2001 included herein and to the reference to our firm under the heading "Experts" in the prospectus. The cumulative statements of operations, stockholders' equity and cash flows for the period November 7, 1996 (inception) to December 31, 2001 include amounts for the period from November 7, 1996 (inception) to December 31, 1999 which were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period November 7, 1996 (inception) to December 31, 1999 is based solely on the report of other auditors.

Our report dated March 28, 2002 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and requires additional financing that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Signed KPMG LLP

Calgary, Canada
September 4, 2002